EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-76570 and 333-105738) of Dynegy Inc. of our report dated June 16, 2006 relating to the statements of net assets available for benefits as of December 31, 2005 and 2004, the related statement of changes in net assets available for benefits for the year ended December 31, 2005, and the related schedule of assets (held at end of year) as of December 31, 2005 of the Dynegy Midwest Generation, Inc. 401(k) Savings Plan for Employees Covered Under a Collective Bargaining Agreement, which appears in this Annual Report (Form 11-K) for the year ended December 31, 2005.

/s/ McConnell & Jones LLP

Houston, Texas

Date: June 28, 2006

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